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                                                                    EXHIBIT 10.2

                                                                    ATTACHMENT E

                           BAKERS FOOTWEAR GROUP, INC.
                                 CASH BONUS PLAN

1.       PURPOSE

                  The purpose of the Bakers Footwear Group, Inc. Cash Bonus Program (the "Plan") is to provide a means by which Bakers Footwear Group, Inc. ("Bakers" or the "Company") shall be able to further align the interests of management with its shareholders by providing management employees with incentives in addition to current compensation to attain certain performance goals of the Company and to attract and retain the services of competent management employees for the Company and any of its subsidiaries. The Plan is also intended to provide qualified performance-based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, and shall be interpreted and construed accordingly.

2.       EFFECTIVE DATE AND TERM

                  The Plan is effective for fiscal years beginning on or after December 1, 2003, subject to approval by the shareholders of the Company, in accordance with Treasury Regulations Section 1.162-27(e)(4)(vii). No bonus shall be paid under the Plan (i) prior to such approval by the shareholders, or (ii) for any fiscal year beginning after December 31, 2007 unless the Plan is reapproved by the shareholders of the Company in accordance with Treasury Regulations Section 1.162-27(e)(4)(vi).

3.       ADMINISTRATION

                  (a) The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") as such Committee may be constituted from time to time. The Committee shall consist of at least three members of the Board selected by the Board, all of whom shall be "outside directors" as defined in Treasury Regulations Section 1.162-27(e)(3).

                  (b) All determinations of the Committee shall be made by all of its members unless specifically approved, authorized or ratified by the Board, in which event a determination by a majority of its members shall be sufficient. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a vote at a meeting duly called and held.

                  (c) Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee under the Plan shall be conclusive.

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4.       ELIGIBILITY

                  Employees of Bakers or any of its subsidiaries who are classified as management employees shall be eligible to participate in the Plan (the "Participants"); provided, however, that for any fiscal year the Committee may, at the time it establishes performance goals for such year under Section 5 of the Plan, limit participation to specified Participants or any class or classes of Participants.

5.       PERFORMANCE GOALS

                  For each fiscal year beginning on or after December 1, 2003, the Committee shall, no later than the 90th day of such year, establish performance goals for such year (the "Performance Goals"), the results of which are substantially uncertain within the meaning of Treasury Regulations Section 1.162-27(e)(2)(i) at the time the Performance Goals are established. The Performance Goals for any fiscal year shall be based on one or more of the following business criteria with respect to the Company and its subsidiaries:
(i) sales growth; (ii) operating income; (iii) return on assets; (iv) stock price; (v) earnings per share; (vi) cash flow; (vii) market share; (viii) costs;
(ix) debt to equity ratio or (x) earnings before interest, taxes, depreciation and amortization. If, after the Performance Goals for a fiscal year have been established, a change occurs in the applicable accounting principles or practices which affects any Performance Goal for such year, such Performance Goal shall be applied without regard to such change.

6.       DETERMINATION AND PAYMENT OF BONUSES

                  (a) At the time that the Performance Goals for a fiscal year are established, the Committee shall also establish an objective formula, based on the attainment, in whole or in part, of the Performance Goals for such year, for determining bonuses based on a specified percentage of annual base salary (including amounts contributed under a salary reduction agreement to a plan maintained by the Company under Section 125 or 401(k) of the Code) paid to any Participant or class of Participants for such year. Such formula must be expressed in terms such that a third party having knowledge of the relevant results under the Performance Goals could calculate the amount, if any, to be paid to any Participant. Notwithstanding the foregoing, the maximum bonus payable to any Participant for any fiscal year shall not exceed $1,000,000.

                  (b) The formula established pursuant to Section 6(a) above for any fiscal year must preclude any discretion by the Committee to increase the amount of the bonus that would be payable to any Participant for such year. The Committee may, in its sole discretion and for any reason, or for no reason, reduce the bonus otherwise payable to any Participant for any fiscal year; provided, however, that such reduction may not result in an increase in the bonus payable to any other Participant.

                  (c) After the end of each fiscal year, the Committee shall certify in writing whether the Performance Goals for such year have been attained, in whole or in part, and the

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bonus payable to each Participant for such year, if any, shall be determined in accordance with such certification under the formula established for such year pursuant to Section 6(a) of the Plan. No bonus shall be payable prior to, or in excess of the amount determined in accordance with, such certification.

                  (d) As soon as practicable following the certification and determination described in Section 6(c) above, the bonus determined for each Participant shall be paid in cash (or its equivalent) to the Participant (or, in the event of the Participant's death prior to such payment, the Participant's estate) in a single lump sum.

                  (e) In the event a Participant terminates employment with Bakers and its subsidiaries during any fiscal year for any reason, such Participant shall not be entitled to receive any bonus under the Plan for such year.

                  (f) All bonuses payable under the Plan shall be subject to applicable withholding for federal, state and local income and other taxes.

7.       AMENDMENT OR TERMINATION

                  The Board may at any time amend the Plan in any fashion or terminate the Plan; provided, however, that no amendment shall be made which would cause bonuses payable under the Plan to fail to constitute qualified performance-based compensation within the meaning of Code Section 162(m)(4)(C); provided further, that no amendment shall, without the prior approval of the shareholders of the Company in accordance with Treasury Regulations Section 1.162-27(e)(4), (i) materially alter the Performance Goals set forth in Section 5, (ii) increase the maximum bonus set forth in Section 6(a), (iii) change the class of eligible employees set forth in Section 4(a), or (iv) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m)(4)(C). Furthermore, no amendment or termination shall, without the written consent of the Participant, alter or impair a Participant's right to receive payment of a bonus for a fiscal year that is due but has not yet been paid.

8.       MISCELLANEOUS

                  (a) Neither the establishment of the Plan, any provisions of the Plan nor any action of the Committee shall be deemed or held to constitute an employment contract or confer on any Participant the right to remain employed by Bakers or any of its subsidiaries, and the Company and its subsidiaries reserve the right to terminate the employment of any Participant, and otherwise deal with any Participant with respect to terms and conditions of employment, in the same manner as if the Plan had not been established.

                  (b) The Plan shall be unfunded, the status of any Participant who is entitled to a bonus under the Plan shall be that of an unsecured creditor of the Company, any bonuses payable hereunder shall be paid solely from the general assets of the Company and nothing in the Plan shall be interpreted or construed to give the Participant or any other person any right, title,

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interest or claim in or to any specific asset, fund, reserve, account or other property of any kind whatever owned by the Company.

                  (c) This Plan shall not affect or impair the rights or obligations of a Participant under any other contract, arrangement, pension or profit sharing plan, deferred compensation agreement or other compensation program of the Company.

                  (d) A Participant's rights under the Plan shall not be subject in any manner, either in whole or in part, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, levy, garnishment, attachment or any similar action, any such attempted action shall be void and of no effect and no such rights shall be liable for or subject to any debts, contracts, engagements, torts or other obligations or liabilities of a Participant other than any obligation or liability owed to the Company or any of its subsidiaries.

                  (e) If the Company determines that a Participant is unable to care for his or her affairs because of illness or accident, any bonus payable to such Participant under the Plan may be paid to his or her spouse, child, parent or any other person deemed by the Company to have incurred expense for such Participant (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company's obligations hereunder.

                  (f) All obligations of the Company under the Plan shall be binding on any successor to the Company, whether as the result of purchase, merger, consolidation or otherwise.

                  (g) If any term or condition of the Plan is held to be illegal, invalid or unenforceable for any reason, or if any provision of the Plan is determined to be inconsistent with the requirements of Code Section 162(m)(4)(C), such term, condition or provision shall be disregarded, and the remainder of the Plan shall remain in force and effect as if such term, condition or provision had not been included.

                  (h) The Plan shall be construed in accordance with and governed by the laws of the State of Missouri, without regard to its conflict of law provisions.

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